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                                                                     EXHIBIT 21



                           SUBSIDIARIES OF REGISTRANT



        As of December 31, 2000, the active subsidiaries of the Company were:

        Aerochem, Inc., a California corporation

        AHF-Ducommun Incorporated, a California corporation

        American Electronics, Inc., a California corporation

        Brice Manufacturing Company, Inc., a California corporation

        Ducommun Technologies, Inc., a California corporation

        MechTronics of Arizona Corp., an Arizona corporation

        Parsons Precision Products, Inc., a Delaware corporation